Exhibit 99.1



For Immediate Release


                    TRADING IN SHARES OF HAWAIIAN HOLDINGS
                                RESUMES ON AMEX

                              Trading Halt Lifted



NEW YORK, August 19, 2003 - Hawaiian Holdings, Inc. (AMEX: HA) announced today that the American Stock Exchange has lifted the earlier trading halt that it had imposed on shares of the Company's common stock and that trading of the Company's shares has resumed. Trading of the Company's stock had been halted by the Exchange on July 14, 2003 when it learned that Mellon Investor Services, LLC had resigned as the Company's stock transfer agent. The Company and the Exchange have been engaged in ongoing discussions regarding the trading halt and related matters since that date. As previously reported, on August 15, 2003 the Company and Mellon executed a new agreement that reinstated Mellon as the Company's stock transfer agent. The Company also noted that it is continuing discussions with the Exchange regarding its continued listing on the Exchange.

     Hawaiian Holdings is a Delaware corporation that has been public since August 2002, when Hawaiian Airlines, which had been publicly held, became its wholly owned subsidiary in an internal corporate reorganization. Hawaiian Airlines filed for chapter 11 bankruptcy protection on March 21, 2003.


                    #                #                 #